FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Improvement in Asset Quality
 and Return to Profitability in the Fourth Quarter

•	Net income for the three months ended December 31, 2012 totaled $1.03 million, marking a return to profitability in the fourth quarter.
•
Nonaccrual loans of $17.9 million at December 31, 2012 were substantially reduced from the prior quarter’s total of $57.8 million, resulting in a significantly lower provision for loan losses of $1.0 million for the quarter ended December 31, 2012, compared to $5.1 million for the quarter ended September 30, 2012.

•	Nonaccrual loans of $17.9 million represent a 78.6% reduction from December 31, 2011’s total of $83.7 million.

SHIPPENSBURG, PA (January 23, 2013) Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced today a return to profitability in the fourth quarter with net income of $1.03 million for the quarter ended December 31, 2012, compared to a net loss posted for the fourth quarter of 2011 of $29.5 million.   For the year ended December 31, 2012, a net loss of $38.5 million was recorded compared to $32.0 million for the year ended 2011.  Included in both 2012 and 2011’s results are significant non-cash charges, including the recording of a valuation allowance against deferred tax assets totaling $20.2 million in 2012 and a full goodwill impairment charge of $19.0 million, net of tax, recorded in the fourth quarter of 2011.

Diluted earnings (loss) per share amounted to $0.13 for the quarter ended December 31, 2012, as compared to ($3.66) for the fourth quarter of 2011.  For the year ended December 31, 2012, diluted loss per share amounted to ($4.77) compared to ($3.98) in 2011.  The aforementioned valuation allowance on the deferred tax asset and goodwill impairment charge reduced diluted earnings per share by $2.51 and $2.37, respectively, for the years ended December 31, 2012 and 2011.

Thomas R. Quinn, Jr., President  & CEO, commented, “The unwavering commitment of our Board of Directors and new management team have been critical factors in our return to profitability.  In 2012 we made meaningful investments and enhancements to ensure that our Company is better positioned for these uncertain times.”

Quinn continued, “We made many strategic decisions in 2012 to position the Bank well for the future. Our asset quality metrics are more comparable to pre-crisis levels and our capital levels are solidly above well capitalized. We have added depth and expertise to the management team and are well positioned to execute on our strategic growth plans across all business lines while continuously working to meet the expectations of our shareholders, customers, and the communities we serve.”

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OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.5 million for the three months ended December 31, 2012, a $3.1 million, or 26.9%, decrease compared to the $11.6 million earned in the same period in 2011. For the year ended December 31, 2012, net interest income totaled $37.9 million, a decrease of $11.7 million from the $49.6 million earned in 2011. The decline in net interest income is a result of both a decline in the average interest rate earned as well as a decrease in the volume of interest earning assets. Net interest margin for the three months ended December 31, 2012, was 3.00%, compared to 3.45% for the same period in 2011. On a year-to-date basis, 2012’s net interest margin was 3.12% compared to 3.66% in 2011. The increase in the average level of loans on nonaccrual status, combined with the low interest rate environment in which proceeds from asset sales and maturities have been reinvested, has put pressure on the Company’s net interest margin.  Also contributing to the decrease in net interest income was the $148 million decline in average interest earning assets to $1.285 billion for the year ended December 31, 2012 from an average of $1.433 billion in 2011.  During the past year, the Company has been able to effectively manage its cost of funds, which declined to 0.59% for the year ended December 31, 2012, an improvement over the cost of funds of 0.75% for the same period in 2011.

Provision for Loan Losses

The provision for loan losses for the three months ended December 31, 2012, totaled $1.0 million, a decrease of $25.3 million compared to the fourth quarter of 2011’s provision of $26.3 million and a decrease of $4.1 million when compared to the third quarter of 2012’s provision of $5.1 million. On a year-to-date basis, the provision for loan losses was $48.3 million for the year ended December 31, 2012, compared to $58.6 million in 2011. The Company’s net charge offs during the year ended December 31, 2012 were $68.8 million, compared to $30.9 million in 2011.

See further discussion in the “Asset Quality” section below.

Noninterest Income

Noninterest income, excluding securities gains, totaled $5.2 million for the three months ended December 31, 2012, compared to $4.4 million for the same period in 2011. For the year ended December 31, 2012, noninterest income, excluding securities gains, totaled $18.4 million, compared to $20.4 million in 2011.

The Company sold its merchant processing business in the third quarter of 2011, which contributed $1.9 million in revenues for the year ended December 31, 2011, including the recognition of a gain of $995 thousand. In 2012, income recognized on merchant services consisted of amounts previously held back as gain until all conditions of the sales contract were satisfied.  Noninterest income for the twelve months ended December 31, 2011 was favorably influenced by the sale of interest rate swaps of $791 thousand, with no similar gains occurring in 2012.

In 2012, two of the Company’s non-margin lines of business posted significant increases in revenues. Mortgage banking revenue was favorably influenced by the continued low interest rate environment, coupled with greater stability in the real estate market.  For the three months ended December 31, 2012 mortgage banking revenues totaled $1.3 million, an increase of 67.1% over the same period in the prior year.  On a year to date basis, mortgage banking revenues totaled $3.4 million, a 12.8% increase over 2011.  Orrstown Financial Advisors, which generates trust and brokerage income, recorded revenues of $1.6 million and $6.1 million for the three and twelve months ended December 31, 2012, an increase of 8.3% and 4.6% over the same periods in 2011.  Favorable market conditions, combined with new business opportunities led to the enhanced revenue stream.

Securities gains totaled $0 and $4.8 million for the three and twelve months ended December 31, 2012, respectively, compared to $3.0 million and $6.2 million for the same periods in 2011.  Asset/liability management strategies, interest rate conditions, as well as maintaining capital levels factored into the decision as to the extent and timing of security gains taken in the periods.

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Noninterest expenses

Noninterest expenses amounted to $10.6 million for the three months ended December 31, 2012 compared to $30.5 million for the corresponding prior year period, a decrease of $19.9 million, or 65.2%. Noninterest expenses totaled $43.3 million for the twelve months ended December 31, 2012, a decrease of $17.1 million compared to the year ended 2011.  In the fourth quarter of 2011, the Company recorded a $19.5 million impairment charge on its goodwill and is the primary reason for the fluctuation in both the quarter and year to date periods.

Excluding the impact of the $19.5 million goodwill impairment charge, noninterest expenses declined $439 thousand from $11.0 million for the three months ended December 31, 2011 to $10.6 million for the same period in 2012.  During the fourth quarter of 2012, the Company began to experience lower expenses related to collection, problem loan and real estate expenses, as improvements were noted in asset quality and the number of problem loans began to decline.  In contrast, in the fourth quarter of 2011 numerous appraisals were ordered and other collection related expenses incurred, as the Company was in the process of assessing the extent of impairment in its loan portfolio.   On a year-to-date basis, asset quality and regulatory matters have contributed significantly to the increase in noninterest expenses due to the aggressive nature in which the Company was addressing its asset quality issues.  The additions to staff in the Special Asset and Credit Administration departments was the primary reason for the $2.4 million increase in salaries and employee benefits, from $17.5 million for the twelve months ended December 31, 2011 to $19.9 million in the current year period.  Collection and problem loan expenses totaled $2.3 million for the year ended December 31, 2012 compared to $1.2 million in the same period in 2011.  Real estate owned expenses, which include write-downs of properties to fair value less costs to dispose, totaled $834 thousand in 2012 compared to $681 thousand in 2011.

As a result of the increase in noninterest expense (net of goodwill impairment), combined with declining net interest income, the Company’s efficiency ratio for the year ended December 31, 2012 increased to 72.2%, compared to 55.2% reported in the same period in 2011. The efficiency ratio expresses noninterest expense as a percentage of tax equivalent net interest income and noninterest income, excluding securities gains.  The Company anticipates the efficiency ratio will remain slightly elevated as it addresses regulatory matters and remaining asset quality issues.

Income Taxes

During the year ended December 31, 2012, an evaluation was completed on the net deferred tax asset that existed, which principally resulted from credit and credit related losses and expenses that the Company has recently experienced.  As a result of the taxable losses that have been generated during 2012, and our inability to fully offset the tax to the two preceding carryback years allowed by tax regulation, our net deferred tax asset is dependent on tax planning strategies and future taxable income.  Based on forecasted taxable income in the near future, combined with limited tax planning strategies, we were not able to conclude that the deferred tax asset would more likely than not be realized in its entirety, and as such, a valuation allowance was established for the full amount.   The valuation allowance of $20.3 million established in 2012 represents a non-cash charge to income tax expense, the majority of which was recorded in the third quarter of 2012, and will be recoverable in future years as the Company returns to profitability.  As a result of the valuation allowance, the Company recorded income tax expense of $8.0 million for the year ended December 31, 2012, despite a pre-tax loss for the year, as compared to the income tax benefit recorded for the year ended December 31, 2011 of $10.9 million.  For the three months ended December 31, 2012, income tax expense resulted from AMT credit carry forwards that were generated, which were fully reserved for at year-end.

FINANCIAL CONDITION

Assets decreased $211.4 million to $1.233 billion at December 31, 2012 from December 31, 2011.  During 2012, the Company had implemented a strategy designed to slow loan growth and reduce its risk weighted asset levels in order to maintain capital ratios at levels that exceed well capitalized limits.  Much of the reduction in the balance sheet was in the Company’s loan portfolio.  At December 31, 2012, loans, net of the allowance for loan losses, have declined by $235.8 million, or 25.5%, from December 31, 2011, with the net payoffs temporarily invested in interest bearing deposits with banks.

The decline in deposits of $131.9 million as of December 31, 2012 compared to December 31, 2011 is also part of the balance sheet deleveraging strategy designed to focus on core deposits and reduce levels of wholesale and institutional deposits.

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Shareholders’ Equity

Shareholders’ equity totaled $87.7 million at December 31, 2012, a decrease of $40.5 million, or 31.6%, from $128.2 million at December 31, 2011. This decrease was primarily the result of the net loss posted for the year coupled with a decline in accumulated other comprehensive income.  Despite the decline in shareholders’ equity, the Company’s regulatory capital ratios continue to exceed all regulatory minimums to be considered well capitalized.  At December 31, 2012 the Company’s regulatory capital ratios consisted of a Tier-1 Leverage ratio of 6.8%, a Tier-1 Risk-based capital ratio of 10.9%, and a Total Risk-based capital ratio of 12.1%, an increase over September 30, 2012’s ratios of 6.4%, 9.7% and 10.9%, respectively.  Net income recorded for the quarter combined with a reduction in assets resulted in the improved ratios.

Asset Quality

As communicated in the past, a priority of the Company has been to work through its nonaccruing loans and other risk element assets, in an attempt to reduce the level of these underperforming assets.  The Company’s focus on asset quality remediation, including loan workouts, additional structural enhancements, and multiples sales of non performing assets to third parties have driven significant improvement over year end 2011.   Most recently, the Company completed the sale of 172 commercial loans with a book balance of $45.6 million to an independent investor group.   Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and real estate owned, totaled $22.9 million at December 31, 2012, a 64.4% decrease from September 30, 2012’s balance of $64.4 million and a 79.9% reduction from $113.8 million at December 31, 2011.

The allowance for loan losses totaled $23.2 million at December 31, 2012, a $20.5 million decrease from December 2011.  As of December 31, 2012, the allowance for loan losses to total loans was 3.29% compared to 4.53% as of December 31, 2011.  Despite the lower allowance for loan losses balance, and lower ratio to outstanding loans, the allowance to loan losses coverage ratio of nonaccrual loans and restructured loans has increased substantially.  The allowance for loan losses to nonaccrual loans and restructured loans still accruing increased to 110% at December 31, 2012, from 60% at September 30, 2012 and 39% at December 31, 2011.  The increase in the coverage ratios reflect lower levels of risk assets, particularly the significant decrease in non-performing assets discussed above.

As a result of asset remediation efforts in 2012 and extensive loan reviews of non-classified assets, management believes that it has been able to significantly reduce the credit risk profile of the Company to one more comparable with peers. The allowance for loan losses is reflective of the improved risk profile.  In the fourth quarter of 2012, the provision for loan losses of $1.0 million was less than the $5.1 million recorded in the previous quarter, and $26.3 million in the same period in 2011.

As new information is learned about borrowers or updated appraisals on real estate with lower fair values are obtained, the Company may continue to experience additional impaired loans.  Through increased human resources allocated to credit related issues, the Company believes it can continue to mitigate its risk of loss, and to reduce its level of nonaccrual and classified loans.

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(Dollars in thousands, except per share data)	December 31, 2012	December 31, 2011

For the Quarter Ended:
Net income (loss)	$1,030	$(29,481)
Diluted earnings (loss) per share	$0.13	$(3.66)
Return on average assets	0.33%	(7.89%)
Return on average equity	4.69%	(75.94%)
Net interest income	$8,471	$11,584
Net interest margin	3.00%	3.45%

	December 31, 2012	December 31, 2011

For the Year Ended:
Net income (loss)	$(38,454)	$(31,964)
Diluted earnings (loss) per share	$(4.77)	$(3.98)
Dividends per share	$0.00	$0.69
Return on average assets	(2.84%)	(2.11%)
Return on average equity	(35.22%)	(20.33%)
Net interest income	$37,888	$49,607
Net interest margin	3.12%	3.66%

Balance Sheet Highlights:	December 31, 2012	December 31, 2011
Assets	$1,232,668	$1,444,097
Loans, gross	711,601	967,993
Allowance for loan losses	23,166	43,715
Deposits	1,085,039	1,216,902
Shareholders' equity	87,694	128,197

This release references tax-equivalent net interest income which is a non-GAAP financial measure.  Tax-equivalent net interest income is derived from GAAP interest income and net interest income using an assumed tax rate of 35%.  We believe the presentation of net interest income on a tax–equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.

The following reconciles net interest income to net interest income on a fully taxable equivalent basis:

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2012	2011	2012	2011

Net interest income	$8,471	$11,584	$37,888	$49,607
Effect of tax exempt income	483	681	2,265	2,805
Net interest income, tax equivalent basis	$8,954	$12,265	$40,153	$52,412

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)*
	December 31,	December 31,
(Dollars in thousands)	2012	2011
Assets
Cash and cash equivalents	$150,688	$106,669
Short-term investments	0	3,000
Securities available for sale	301,970	310,365

Loans held for sale	7,862	2,553
Loans	703,739	965,440
Less: Allowance for loan losses	(23,166)	(43,715)
Net Loans	688,435	924,278

Premises and equipment, net	26,782	27,183
Other assets	64,793	72,602
Total assets	$1,232,668	$1,444,097

Liabilities
Deposits:
Non-interest bearing	$121,090	$111,930
Interest bearing	963,949	1,104,972
Total deposits	1,085,039	1,216,902

Borrowings	47,120	88,811
Accrued interest and other liabilities	12,815	10,187
Total liabilities	1,144,974	1,315,900

Shareholders' Equity
Common stock	421	419
Additional paid - in capital	122,724	122,514
Retained earnings (accumulated deficit)	(37,259)	1,195
Accumulated other comprehensive income	1,828	4,089
Treasury stock	(20)	(20)
Total shareholders' equity	87,694	128,197
Total liabilities and shareholders' equity	$1,232,668	$1,444,097

*The consolidated balance sheet at December 31, 2011 has been derived from audited financial statements at that date.

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, Except per Share Data)	2012	2011	2012	2011
Interest and dividend income
Interest and fees on loans	$8,930	$11,693	$39,647	$48,917
Interest and dividends on investment securities	1,057	2,315	5,789	11,444
Total interest and dividend income	9,987	14,008	45,436	60,361
Interest expense
Interest on deposits	1,353	2,162	6,712	9,368
Interest on borrowings	163	262	836	1,386
Total interest expense	1,516	2,424	7,548	10,754
Net interest income	8,471	11,584	37,888	49,607
Provision for loan losses	1,000	26,250	48,300	58,575
Net interest income after provision for loan losses	7,471	(14,666)	(10,412)	(8,968)

Noninterest income
Service charges on deposit accounts	1,601	1,608	6,227	6,411
Trust department and brokerage income	1,557	1,438	6,053	5,789
Mortgage banking activities	1,250	748	3,393	3,007
Merchant processing revenues	0	0	149	1,850
Other income	756	560	2,616	3,339
Investment securities gains	0	3,025	4,824	6,224
Total noninterest income	5,164	7,379	23,262	26,620

Noninterest expenses
Salaries and employee benefits	5,356	3,808	19,864	17,506
Occupancy, furniture and equipment	1,211	1,132	4,888	4,692
Data processing	140	125	574	1,161
Advertising and bank promotions	296	416	1,411	1,246
FDIC insurance	708	415	2,727	2,417
Professional services	795	1,537	3,076	3,531
Collection and problem loan	407	477	2,297	1,167
Real estate owned expenses	128	368	834	681
Goodwill impairment and Intangible asset amortization	52	19,500	209	19,657
Other operating expenses	1,507	2,708	7,469	8,421
Total noninterest expenses	10,600	30,486	43,349	60,479
Income (loss) before income tax (benefit)	2,035	(37,773)	(30,499)	(42,827)
Income tax expense (benefit)	1,005	(8,292)	7,955	(10,863)
Net income (loss)	$1,030	$(29,481)	$(38,454)	$(31,964)

Per share information:
Basic earnings (loss) per share	$0.13	$(3.66)	$(4.77)	$(3.98)
Diluted earnings (loss) per share	0.13	(3.66)	(4.77)	(3.98)
Dividends per share	0.00	0.00	0.00	0.69
Average shares and common stock equivalents outstanding	8,079,520	8,053,955	8,066,148	8,026,726

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ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis

	Three Months Ended
	December 31, 2012			December 31, 2011
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold
& interest bearing
bank balances	$111,600	$73	0.26%	$73,868	$51	0.27%
Securities	295,362	1,139	1.53	345,996	2,629	3.04
Loans	779,197	9,258	4.73	982,920	12,009	4.79
Total interest-earning
assets	1,186,159	10,470	3.51	1,402,784	14,689	4.13
Other assets	60,701			71,188
Total	$1,246,860			$1,473,972

Liabilities and Shareholders' Equity
Interest bearing
demand deposits	$496,030	$228	0.18	$555,206	$430	0.29
Savings deposits	74,012	31	0.17	71,877	30	0.17
Time deposits	409,348	1,094	1.06	516,116	1,702	1.31
Short term borrowings	11,289	7	0.25	27,111	28	0.44
Long term debt	37,671	156	1.65	35,948	234	2.58
Total interest bearing
liabilities	1,028,350	1,516	0.59	1,206,258	2,424	0.79
Non-interest bearing
demand deposits	119,122			111,658
Other	12,099			9,903
Total Liabilities	1,159,571			1,327,819
Shareholders' Equity	87,289			146,153
Total	$1,246,860		0.51%	$1,473,972		0.68%
Net interest income (FTE)/
net interest spread		8,954	2.92%		12,265	3.34%
Net interest margin			3.00%			3.45%
Tax-equivalent adjustment		(483)			(681)
Net interest income		$8,471			$11,584

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

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ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis

	Twelve Months Ended
	December 31, 2012			December 31, 2011
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold
& interest bearing
bank balances	$109,298	$287	0.26%	$42,690	$138	0.32%
Securities	315,581	6,420	2.03	396,473	12,906	3.26
Loans	859,985	40,994	4.77	993,828	50,122	5.04
Total interest-earning
assets	1,284,864	47,701	3.71	1,432,991	63,166	4.41
Other assets	67,363			84,777
Total	$1,352,227			$1,517,768

Liabilities and Shareholders' Equity
Interest bearing
demand deposits	$511,800	$1,236	0.24%	$486,793	$1,710	0.35%
Savings deposits	74,180	124	0.17	71,059	140	0.20
Time deposits	455,507	5,352	1.17	574,079	7,518	1.31
Short term borrowings	30,581	120	0.39	63,271	314	0.50
Long term debt	43,576	716	1.64	42,308	1,072	2.53
Total interest bearing
liabilities	1,115,644	7,548	0.68	1,237,510	10,754	0.87
Non-interest bearing
demand deposits	116,930			113,157
Other	10,469			9,901
Total Liabilities	1,243,043			1,360,568
Shareholders' Equity	109,184			157,200
Total	$1,352,227		0.59%	$1,517,768		0.75%
Net interest income (FTE)/
net interest spread		40,153	3.03%		52,412	3.54%
Net interest margin			3.12%			3.66%
Tax-equivalent adjustment		(2,265)			(2,805)
Net interest income		$37,888			$49,607

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

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Nonperforming Assets / Risk Elements

	December 31,	September 30,	December 31,
(Dollars in Thousands)	2012	2012	2011

Nonaccrual loans (cash basis)	$17,943	$57,780	$83,697
Other real estate (OREO)	1,876	2,575	2,165
Total nonperforming assets	19,819	60,355	85,862
Restructured loans still accruing	3,092	3,113	27,917
Loans past due 90 days or more and still accruing	0	923	0
Total risk assets	$22,911	$64,391	$113,779

Loans 30-89 days past due	$3,578	$5,435	$6,723

Asset quality ratios:
Total nonaccrual loans to loans	2.55%	7.19%	8.67%
Total nonperforming assets to assets	1.61%	4.75%	5.95%
Total nonperforming assets to total loans and OREO	2.81%	7.49%	8.87%
Total risk assets to total loans and OREO	3.25%	7.99%	11.76%
Total risk assets to total assets	1.86%	5.07%	7.88%

Allowance for loan losses to total loans	3.29%	4.57%	4.53%
Allowance for loan losses to nonaccrual loans	129.11%	63.52%	52.23%
Allowance for loan losses to nonaccrual and
restructured loans still accruing	110.13%	60.27%	39.17%

Roll Forward of Allowance for Loan Losses

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in Thousands)	2012	2011	2012	2011

Balance at beginning of period	$36,700	$25,677	$43,715	$16,020
Provision for loan losses	1,000	26,250	48,300	58,575
Recoveries	2,602	23	5,410	52
Loans charged-off	(17,136)	(8,235)	(74,259)	(30,932)
Balance at end of period	$23,166	$43,715	$23,166	$43,715

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About the Company:

With over $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements related to restoring the Company to historical levels of performance, positioning and growing the Bank in the future and meeting the expectations of our shareholders, customers, and the communities we serve. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will restore the Company to historical levels of performance, grow or well position the Bank for the future or meet the expectations of our shareholders, customers and the communities we serve.  Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital under favorable conditions, volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the fiscal year ended December 31, 2011 and Form 10-Qs for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, and other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and including the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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